Exhibit 99.1

Fidelity National Financial, Inc. Announces a Strategic Restructuring and Plan to Distribute
17.5% of its Title Insurance Operations to its Existing Stockholders

Jacksonville, Fla. — (May 17, 2005) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today announced that its Board of Directors has approved a strategic restructuring that would result in the public distribution of a minority interest in FNF’s title insurance operations.

     Under the terms of the strategic restructuring plan, FNF would form a title insurance holding company (“THC”) that would serve as the parent company for FNF’s title insurance operations. FNF would then make a taxable distribution of 17.5% of the shares of the common stock of THC to FNF stockholders, while retaining ownership of the remaining 82.5% of THC’s common stock. As a result, existing FNF stockholders will receive .175 shares of THC common stock for each share of FNF common stock. THC would therefore become a majority-owned, publicly traded subsidiary of FNF. Completion of the taxable distribution to existing FNF stockholders is contingent upon a variety of conditions, including regulatory approval. This distribution of THC common stock to existing FNF stockholders is expected to occur in the third quarter of 2005. The following is a simplified corporate structure and equity ownership chart, assuming the strategic restructuring plan and distribution of THC common stock to existing FNF stockholders occurs.

     Upon completion of the strategic restructuring plan and distribution of THC common stock to existing FNF stockholders, William P. Foley, II, will remain Chairman and CEO of FNF and will serve as Chairman of THC. Randy Quirk, currently President of FNF, will become CEO of THC. The composition of the Board of Directors and the senior management teams of both FNF and THC will be announced in the future.

     THC will initially establish an annual cash dividend rate of $1.00 per common share, payable quarterly. Additionally, FNF will maintain its current annual cash dividend of $1.00 per common share. The THC and FNF Boards of Directors may consider increasing the dividends in the future after assessing both the cash flow needs of THC and FNF and considering any regulatory restrictions and requirements.

     Additionally, THC intends to borrow $500 million under a new bank credit facility to pay a dividend to FNF prior to the distribution of THC common stock to existing FNF stockholders. Subject to rating agency review, THC also intends to issue a $250 million intercompany note payable to FNF, with terms that will mirror FNF’s existing $250 million 7.30% public debentures due in August 2011. Other financial details of the distribution of THC common stock to existing FNF stockholders will be released as they become available and in accordance with related securities regulations.

     FNF expects that the corporate headquarters of both FNF and THC will remain in Jacksonville, Florida. The strategic restructuring is not expected to immediately result in any significant change in total staffing levels at either of the two companies.

     “This strategic restructuring is another step in our continuing efforts to maximize shareholder value,” said FNF Chairman and Chief Executive Officer William P. Foley, II. “We believe that it has been difficult to appreciate the full value of our distinct business lines in a single publicly traded security. Separating the businesses that comprise FNF into distinct companies will provide improved transparency for the investment community and a potentially simpler means of valuing the assets of FNF. After the distribution of THC stock to existing FNF stockholders, we expect that FNF and THC will be valued separately, based on their respective profitability, growth, risk and return profiles. The distribution also establishes FNF as a holding company with publicly traded and privately held operating subsidiaries. This structure will enable FNF to pursue strategic alternatives that either complement our existing business operations or expand them to new opportunities. Depending on the alternatives available, we may pursue a minority equity interest, a majority equity interest or a 100% equity interest. Our independent operating subsidiary strategy gives us the unique ability to issue equity to employees in each subsidiary to better align their incentive programs with the operating performance of the subsidiary in which they are employed. We also will utilize debt at the subsidiary level to help drive higher returns for that subsidiary’s stockholders. In each instance, we are seeking to maximize the long-term value of each operating company for the benefit of the stockholders and employees of each operating subsidiary.”

     FNF will conduct a conference call at 9:00 a.m. Eastern Time on Wednesday, May 18, 2005. Those wishing to participate via the webcast should access the call through FNF’s Investor Relations website at www.fnf.com. Those wishing to participate via the telephone may dial-in at 888-423-3281 (USA) or 612-332-0335 (International). The conference call replay will be available via webcast through FNF’s Investor Relations website at www.fnf.com. The telephone replay will be available from 12:30 p.m. Eastern Time on May 18, 2005 through May 25, 2005 by dialing 800-475-6701 (USA) or 320-365-3844 (International). The access code will be 782580.

     Fidelity National Financial, Inc., number 261 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of nearly $8.3 billion and earned more than $740 million in 2004, with cash flow from operations of nearly $1.2 billion for that same period. FNF is the nation’s largest title insurance company, with nearly 32 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its majority-owned subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 2,800 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking unaudited statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition, the possibility that the conditions for the distribution will not be met or that the anticipated benefits of the distribution will not be obtained and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

     This press release is not an offer to sell, or solicitation of offers to buy, any securities.

SOURCE: Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com